Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

ECARX Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary Shares(4)	457(c)	37,500,000	$9.95	(5)	$373,125,000	0.0001102	$41,119
	Equity	Warrants(6)	457(g)	24,872,000	-	(7)	-	-	-
	Equity	Ordinary Shares issuable upon exercise of Warrants(8)	457(f)(1)	24,872,000	$11.53	(7)	$286,774,160	0.0001102	$31,603
		Total Offering Amounts					$659,899,160		$72,722
		Total Fees Previously Paid							-
		Net Fee Due							$72,722

(1)	All securities being registered will be issued by ECARX Holdings Inc. (“ECARX”), a Cayman Islands exempted company, in connection with the Agreement and Plan of Merger described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Ecarx Temp Limited (“Merger Sub 1”), a wholly-owned subsidiary of ECARX, with and into COVA Acquisition Corp. (“COVA”), a Cayman Islands exempted company (the “First Merger”), with COVA surviving the First Merger as a wholly-owned subsidiary of ECARX (such company, as the surviving entity of the First Merger, “Surviving Entity 1”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, Surviving Entity 1 will merge with and into Ecarx&Co Limited (“Merger Sub 2”), a wholly-owned subsidiary of ECARX (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of ECARX (collectively, the “Business Combination”). As a result of the Business Combination, (i) each issued and outstanding Class B ordinary share of COVA, par value $0.0001 per share will be converted into one Class A ordinary share of COVA, par value $0.0001 per share (“COVA Public Shares”), (ii) each issued and outstanding COVA Public Share (excluding COVA Public Shares that are held by COVA shareholders that validly exercise their redemption rights, Dissenting COVA Shares (as defined in the accompanying proxy statement/prospectus) and COVA treasury shares) will be cancelled and converted into the right of the holder thereof to receive one newly issued ECARX Class A ordinary share, par value $0.000005 per share (“ECARX Class A Ordinary Shares”), and (iii) each outstanding whole warrant of COVA (“COVA Warrant”) will be converted into a warrant (“ECARX Warrant”) to purchase one ECARX Class A Ordinary Share.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Represents ECARX Class A Ordinary Shares issuable in exchange for outstanding COVA Public Shares pursuant to the First Merger.

(5)	Based on the average of the high ($9.949) and low ($9.94) prices of COVA Public Shares on the Nasdaq Stock Market (“Nasdaq”) on October 3, 2022.

(6)	Represents ECARX Warrants, each whole warrant entitling the holder to purchase one ECARX Class A Ordinary Share, to be issued in exchange for COVA Warrants.

(7)	Based on the sum of (i) the average of the high ($0.03) and low ($0.025) prices for COVA Warrant on Nasdaq on October 3, 2022, and (ii) the exercise price of COVA Warrant ($11.50). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect to COVA Warrants has been allocated to the ECARX Class A Ordinary Shares underlying COVA Warrants and no separate fee is recorded for COVA Warrants.

(8)	Represents ECARX Class A Ordinary Shares underlying ECARX Warrants.